UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  October 20, 2010

Health Discovery Corporation
(Exact name of registrant as specified in charter)

Georgia	333-62216	74--3002154
(State of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2 East Bryan Street, Suite #502, Savannah, GA  31401
(Address of principal executive offices / Zip Code)

912-443-1987
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act.
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act.
☐	Pre-commencement communications pursuant to Rule 14d—2(b) under the Exchange Act.
☐	Pre-commencement communications pursuant to Rule 13e—4(c) under the Exchange Act.

Item 1.01        Entry into a Material Definitive Agreement.

The information contained in the last paragraph of Item 5.02 in incorporated herein by reference.

 ITEM 5.02     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 20, 2010, the Board of Directors appointed Thomas L. Gallagher as the Company’s President, Chief Operating Officer and General Counsel, effective immediately.  Mr. Gallagher, age 47, served as the Company’s Executive Vice President, Managing Director of Global IP Strategies and Associate General Counsel from late November 2009 to October 20, 2010.

Mr. Gallagher spent almost fifteen years on Wall Street as a securities and business transaction lawyer for a private law firm, as well as an assistant general counsel managing risk on a transaction and policy basis for a publicly traded company, Ambac Financial Group, Inc. (NYSE: ABK). He went on to become a Vice President at Goldman, Sachs & Co. (NYSE: GS), New York, NY, where he helped co-lead the restricted stock desk on the equity trading floor.  He helped pioneer the use of 10b5-1 selling plans, working with CEOs and other corporate executives to manage their large, single stock risk. He also assisted numerous companies in strategic buy backs of their stock. Subsequently, Mr. Gallagher was also a member of an investment management team at Goldman Sachs that advised clients with approximately $1.5 billion in assets.

In addition to his Wall Street experience, among other activities, Gallagher spent three years working on a pro bono basis for Mother Teresa’s religious order, the Missionaries of Charity, developing and administering the Mother Teresa of Calcutta Center, Inc., and traveling to Calcutta, India, among other locations. He spent a year working for Magis Americas, Inc., a Jesuit-affiliated not-for-profit organization supporting Fe y Alegria, a network of 2,600 schools for the poor serving 1.3 million students in Latin America and the Caribbean.  Mr. Gallagher also served as a consultant to the Dilenschneider Group, Inc., an investor and public relations firm in New York City.  He owns Wake Up! Media, Inc., a specialty media company.

On October 20, 2010, the Board of Directors also approved the grant to Mr. Gallagher of 2,500,000 options to purchase common stock.  The options are exercisable immediately at an exercise price of $0.19 per share (the closing price on the grant date) and expire ten years after the grant date.  For calendar year 2010, Mr. Gallagher will receive a base salary of $120,000 and will be eligible to receive a bonus of $120,000.  The Company will record a charge of $357,798 in the fourth quarter of 2010 with respect to the option grant.  The Company expects to finalize Mr. Gallagher’s compensation package for calendar year 2011 by year-end 2010.

Item 5.07       Submission of Matters to a Vote of Security Holders.

On October 21, 2010, the Company held its annual meeting of shareholders.  The results were certified by Corporate Stock Transfer, Inc., the Company’s transfer agent.  At the meeting, the shareholders elected the following directors by the vote shown:

	Votes	Votes	Broker
	For	Withheld	Non-Votes

Stephen D. Barnhill, M.D.	76,206,370	3,180,924	78,170,700

D. Paul Graham	78,550,012	837,282	78,170,700

Joseph McKenzie, D.V.M.	78,586,687	800,607	78,170,700

Curtis G. Anderson	78,532,285	855,009	78,170,700

Broker non-votes occur when shares held by a broker are not voted with respect to a particular proposal because the broker has not received voting instructions from the beneficial owner and the broker lacks discretionary voting power to vote such shares.  Under New York Stock Exchange Rules, a broker does not have discretionary authority to vote in the election of directors absent instructions from the beneficial owner.

In addition, the shareholders ratified the appointment by the Audit Committee of Hancock Askew & Co., LLP, as the Company's independent auditors for the fiscal year 2010 by the vote shown:

Votes for:	154,545,998
Votes against:	921,581
Abstaining:	2,090,415

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

HEALTH DISCOVERY CORPORATION

Dated: October 26, 2010	By:	/s/ Stephen D. Barnhill, M.D.
Stephen D. Barnhill, M.D.
Chairman and Chief Executive Officer